FOR IMMEDIATE RELEASE	CONTACT:
Herman F. Dick, Jr. (614) 870-5604

CORE MOLDING TECHNOLOGIES REPORTS THIRD QUARTER 2010 RESULTS

COLUMBUS, Ohio – November 11, 2010 – Core Molding Technologies, Inc. (NYSE Amex: CMT) today announced results for the third quarter and nine months ended September 30, 2010.

The Company recorded net income for the third quarter of 2010 of $307,000 or $.04 per basic and diluted share, compared with net income of $849,000, or $.13 per basic share and $.12 per diluted share, in the third quarter of 2009. Negatively impacting the third quarter’s results were transfer costs of approximately $147,000 associated with the previously announced move of certain operations to the Company’s Matamoros, Mexico production facility and a net increase in post retirement benefits expense of approximately $350,000. The increase in post retirement benefits expense is a result of the elimination of certain post retirement health and life insurance benefits. As previously disclosed, as a part of the Company’s new collective bargaining agreement, post retirement health and life insurance benefits were eliminated for current and future employees in Columbus who had not retired as of August 7, 2010. As a result of this agreement, expenses in the quarter increased, however the related liability was reduced by $10,282,000 and future expenses under the plan will be lower.

Total net sales for the third quarter were $25,295,000, compared with $24,426,000 in the same quarter of 2009. Product sales for the three months ended September 30, 2010 increased 16 percent, to $23,041,000, from $19,801,000 for the same period one year ago. The increase in sales is primarily due to a higher demand in the North American medium and heavy-duty truck market.

For the first nine months of 2010, net income was $612,000, or $.09 per basic and diluted share, compared with a net loss of $633,000, or $.09 per basic and diluted share, for the same period of 2009. Excluding a one-time non-cash income tax charge of $1,021,000 related to changes in U.S. healthcare legislation, approximately $1,467,000 ($968,000, net of tax) of expense for transfer costs associated with the move of certain operations between the Company’s facilities and $350,000 ($231,000, net of tax) for post retirement benefits expense as noted above, net income for the first nine months of 2010 would have been $2,832,000 or $.42 per basic and $.41 per diluted share.

Total net sales for the first nine months of 2010 were $69,212,000, compared with $60,110,000 for the same period of 2009. Product sales increased 18 percent, to $64,210,000 thru nine months of 2010 compared to $54,275,000 for the same period in 2009.

“We continue to see signs of improvement in product sales which have increased every quarter this year,” said Kevin L. Barnett, President and Chief Executive Officer. “Going forward we expect this trend to continue and gain momentum in 2011,” Barnett continued. He also noted that “the Company is pleased to announce that the transfer of production between the Company’s facilities was successfully completed during the quarter. Getting this move behind us, along with the completion of our new labor agreement at our Columbus facility, positions us well to support our expected growth going forward,” Barnett said.

Core Molding Technologies, Inc. is a compounder of sheet molding composites (SMC) and molder of fiberglass reinforced plastics. The Company’s processing capabilities include the compression molding of SMC, resin transfer molding, multiple insert tooling (MIT), resin transfer molding, spray up and hand lay up processes. The Company produces high quality fiberglass reinforced, molded products and SMC materials for varied markets, including light, medium and heavy-duty trucks, automobiles, automobile aftermarket, personal watercraft and other commercial products. Core Molding Technologies, with its headquarters in Columbus, Ohio, operates plants in Columbus and Batavia, Ohio, Gaffney, South Carolina, and Matamoros, Mexico. More information on Core Molding Technologies can be found at www.coremt.com.

This press release contains certain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies operations and business environment, all of which are difficult to predict and many of which are beyond Core Molding Technologies’ control. These uncertainties and factors could cause Core Molding Technologies’ actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this press release: business conditions in the plastics, transportation, watercraft and commercial product industries; federal and state regulations (including engine emission regulations); general economic conditions in the countries in which Core Molding Technologies operates; dependence upon three major customers as the primary source of Core Molding Technologies’ sales revenues; recent efforts of Core Molding Technologies to expand its customer base; failure of Core Molding Technologies’ suppliers to perform their contractual obligations; the availability of raw materials; inflationary pressures; new technologies; competitive and regulatory matters; labor relations; the loss or inability of Core Molding Technologies to attract and retain key personnel; compliance changes to federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees; risk of cancellation or rescheduling of orders; risks related to the transfer of production from Core Molding Technologies Columbus, Ohio facility to its Matamoros production facility; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; and other risks identified from time-to-time in Core Molding Technologies other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the 2009 Annual Report to Shareholders on Form 10-K.

CORE MOLDING TECHNOLOGIES, INC.

Condensed Income Statement
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	09/30/10	09/30/09	09/30/10	09/30/09
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Product Sales	$23,041	$19,801	$64,210	$54,275
Tooling Sales	2,254	4,625	5,002	5,835

Net Sales	25,295	24,426	69,212	60,110
Cost of Sales	22,161	20,442	58,576	53,568

Gross Margin	3,134	3,984	10,636	6,542
Selling, General and Admin. Expense	2,289	2,131	6,908	6,887

Operating Income (Loss)	845	1,853	3,728	(345)
Interest Expense – Net	363	517	1,240	657

Income (Loss) before Taxes	482	1,336	2,488	(1,002)
Income Tax Expense (Benefit)	175	487	1,876	(369)

Net Income (Loss)	$307	$849	$612	$(633)

Net Income (Loss) per Common Share
Basic	$0.04	$0.13	$0.09	$(0.09)

Diluted	$0.04	$0.12	$0.09	$(0.09)

Weighted Average Shares Outstanding:
Basic	6,850	6,794	6,823	6,768

Diluted	7,109	6,839	7,071	6,812

Condensed Consolidated Balance Sheet (in thousands)
	As of	As of
	9/30/10	12/31/09

	(Unaudited)
Assets

Cash	$2,478	$4,142
Accounts Receivable	14,289	11,936
Inventories	8,252	7,013
Other Current Assets	2,801	2,235
Property, Plant & Equipment – Net	43,902	44,943
Deferred Tax Asset – Net	3,292	7,767
Other Assets	1,125	1,140

Total Assets	$76,139	$79,176

Liabilities and Stockholders’ Equity

Current Portion of Long-term Debt	$4,458	$3,675
Accounts Payable	6,945	4,805
Compensation and Related Benefits	2,149	2,401
Accrued Liabilities and Other	1,113	1,387
Long-Term Debt and Interest Rate Swaps	14,714	17,932
Post Retirement Benefits Liability	9,873	18,744
Stockholders’ Equity	36,887	30,232

Total Liabilities and Stockholders’ Equity	$76,139	$79,176